Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-224744 on Form S-8 of BayCom Corp of our report dated March 13, 2020, relating to the consolidated financial statements of BayCom Corp and Subsidiary, appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.
/s/ Moss Adams LLP
Los Angeles, California
March 13, 2020